Exhibit 99.1

GAP INC. ANNOUNCES DEPARTURE OF GAP BRAND PRESIDENT

SAN FRANCISCO – February 20, 2018 – Gap Inc. (NYSE: GPS) today announced that Jeff Kirwan, president and CEO of Gap brand, will leave the company.

“Under Jeff’s leadership we made significant progress on the operating model of Gap brand. We are faster and more responsive than ever before, we radically improved quality and fit, and we centered the brand on the aesthetic that our customers love: casual, optimistic and American. We have also seen the results of exceptional marketing and customer engagement reflected in increased traffic, improved sales and the strength of the digital business” said Art Peck, chief executive officer of Gap Inc.

“While I am pleased with our progress in brand health and product quality, we have not achieved the operational excellence and accelerated profit growth that we know is possible at Gap brand. As we move into the brand’s next phase of development, Jeff and I agreed it was an appropriate time for a change in leadership,” Peck continued.

A search is underway for a new president of Gap brand. In the interim, Brent Hyder, current Gap Inc. EVP, Global Talent and Sustainability will oversee the brand. Prior to his current role, Hyder served as Chief Operating Officer at Gap brand. He also served as Vice President and General Manager of Gap Japan K.K., leading all aspects of the Gap Inc. business in Japan.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, Intermix, and Weddington Way brands. Fiscal year 2016 net sales were $15.5 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,200 company-operated stores, about 450 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Media Relations Contact:
Trina Somera
(415) 427-3145
Press@gap.com

Investor Relations Contact:
Tina Romani
(415) 427-5264
Investor_relations@gap.com